Exhibit 99.2

Team Sports Super Store
Statement of Income

	For the 3 months ending September 30,	For the 3 months ending September 30,	February 16, 2010 (Inception) to September 30, 2012
	2012	2011
Revenue
Wholesale Revenue	139,313	188,035	3,057,148
Retail Revenue	3,860	13,400	90,032
Shipping Revenue	3,133	6,109	72,313
Sales Discounts	(15,315)	(10,835)	(129,122)
Total Revenue	$ 130,990	$ 196,708	$ 3,090,371
Cost of Goods Sold
Cost of Goods Sold- Whole Sales	41,675	52,215	1,261,047
Conversion Costs	21,671	30,806	369,214
Total Costs of Good Sold	63,346	83,021	1,630,261

Gross Profit	67,644	113,687	1,460,110

Operating Expenses
General & Administrative Costs	96,032	77,371	1,377,782
Professional Fees	43,018	19,113	243,194
E-Commerce Development	-	22,343	129,913
Total Operating Expenses	139,050	118,827	1,750,889

Net Income (Loss) before Income Taxes	(71,406)	(5,140)	(290,779)
Income tax provision (Benefit)	-	-	(97,117)
Net Income (loss) after taxes	$ (71,406)	$ (5,140)	$ (193,662)

(Loss) earnings Per Common Share - Basic
and Fully Diluted	$ (0.00)	$ (0.00)

Weighted Average Number of Common Shares
Outstanding - Basic and Fully Diluted	39,000,000	38,000,000

The accompanying notes are an integral part of these financial statements.

F-1b

Team Sports Super Store
Balance Sheet

	September 30, 2012	June 30, 2012
Assets
Current Assets
Bank Accounts	$2,902	$11,333
Accounts Receivable Net	58,637	36,172
Employees Advances	300	300
Inventory	480,654	468,627
Due from Related Entity	6,790	19,235
Total Current Assets	549,283	535,668

Other assets
Deferred Tax Asset	-	-
Security Deposits- Lease	10,000	10,000
Total Other assets	10,000	10,000
Total Assets	$ 559,283	$ 545,668

Liabilities and stockholders' Equity
Current Liabilities
Accounts Payable	$180,168	$140,106
Sales Tax Payable	55,680	50,460
Payroll Taxes Payable	142,547	141,662
Loans- Short Term	73,708	36,508
Interest Payable	215	215
Taxes Payable	37,119	-
Accrued Compensation	34,115	34,115
Customer Deposits	19,394	17,740
Total Current Liabilities	542,946	420,805

Long-Term Liabilities
Loan - Long Term	9,000	9,000
Total Long-Term Liabilities	9,000	9,000
Total Liabilities	551,946	429,805

Stockholders' Equity
Common Stock, $0.001 par value, 40,000,000
shares authorized; 40,000,000, 40,000,000
issued and outstanding as of 9/30/2012 and
6/30/2012 respectively	40,000	40,000
Additional Paid in Capital	161,000	161,000
Retained Earnings, End	(122,256)	(85,137)
	(71,406)	-
Total Stockholders Equity	7,338	115,863

Total Liabilities and Stockholders' Equity	$ 559,283	$ 545,668

The accompanying notes are an integral part of these financial statements.

F-2b

Team Sports Super Store
Statements of Cash Flows

	For the three months ending September 30,	For the three months ending September 30,	February 16, 2010 (Inception) to September 30,
	2012	2011	2012
Cash Flows from Operating Activities
Net Income/Loss	(71,406)	(5,140)	(156,543)
Adjustments to reconcile Net Income to net cash provided
by operations:
Accounts Receivable	(22,466)	462	(58,637)
Inventory	(12,026)	(80,116)	(480,654)
Due from Related Entity	12,445	(9,355)	4,710
Accounts Payable	40,062	(16,226)	180,168
Sales Tax Payable	5,221	6,612	55,680
Payroll Taxes Payable	885	19,399	142,547
Taxes Payable	-	-	-
Deferred Tax Asset	-	-	-
Loans- Short-Term	37,200	50,000	62,208
Accrued Compensation	-	-	34,115
Customer Deposits	1,654	5,331	19,394
Security Deposits	-	-	(10,000)
Employee Advances	-	-	(300)
Interest Payable	-	-	215
Total adjustments	62,975	(23,893)	(50,554)
Net cash provided by or used in operating activities	(8,431)	(29,033)	(207,098)

Cash Flows from Investing activities
Net cash provided by (used in) investing activities	-	-	-

Cash Flows from Financing Activities
Loan - Long Term	-	-	9,000
Issuances of common stock	-	50,000	201,000
Net cash provided by financing activities	-	50,000	210,000
Net cash increase (decrease) for period	(8,431)	20,967	2,902
Cash at the beginning period	11,333	4,585	-
Cash at the end period	2,902	25,552	2,902

Supplemental Disclosures
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -
Non-cash transactions	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

F-3b

Team Sports Super Store

Notes to Financial Statements

September 30, 2012

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying condensed interim unaudited financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 2012 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's June 30, 2012 audited financial statements. The results of operations for the periods ended September 30, 2012 and 2011 are not necessarily indicative of the operating results for the full year.

NOTE 2 - GOING CONCERN

These condensed interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of September 30, 2012, the Company has recognized operating losses of approximately $193,662 since inception. The Company's ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations. Management plans to raise equity capital to finance the operating and capital requirements of the Company. Amounts raised will be used to further development of the Company's products, to provide financing for marketing and promotion, to secure additional property and equipment, and for other working capital purposes. While the Company is putting forth its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These condensed interim unaudited financial statements do not include any adjustments that might arise from this uncertainty.

F-4b

Team Sports Super Store

Notes to Financial Statements

September 30, 2012

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management has evaluated the recently issued accounting pronouncements through the date of this filing, and believes none will have a material impact on the Company's financial statements.

NOTE 4 - RELATED PARTY TRANSACTIONS

In the 3 months ended 9/30/12, $27,200 was borrowed from Smack Sportswear, which is under common ownership as Smack Sportswear.

NOTE 5 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of this report, with no subsequent events to be reported.

F-5b